Exhibit 99.1

Kona Grill Announces Adoption of Stockholder Rights Plan

SCOTTSDALE, AZ—September 6, 2016—Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, announced today that its Board of Directors adopted a Stockholder Rights Plan. Under the Rights Plan, Kona Grill will declare a dividend distribution of one Preferred Share Purchase Right for each outstanding share of the Company’s common stock held by stockholders of record as of the close of business on September 16, 2016.

Berke Bakay, President and CEO of Kona Grill, said, “The Rights Plan is designed to assure that our stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against abusive, coercive, or unfair tactics to gain control of Kona Grill without paying all stockholders an appropriate premium for that control. Our Board of Directors has not adopted the Rights Plan in response to any specific takeover proposal, but in response to the general takeover environment, the volatility in the stock markets, and the Company’s desire to position itself, in view of this, to protect and act in the best interests of stockholders.”

The Rights are intended to enable the Board of Directors to assure that the Company’s stockholders are able to realize the long-term value of their investment in the Company. The issuance of the Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

Each Right will entitle the holder to purchase one one-thousandth of a share of the Company’s newly created Series B Junior Participating Preferred Stock, at an initial exercise price of $55.94 per share (the “Purchase Price”), subject to adjustment. The Rights will be exercisable only if a person or group acquires 9.9% or more of the Company’s common stock (subject to certain exceptions), and thus becomes an “Acquiring Person” under the Plan, or announces or commences a tender or exchange offer the consummation of which would result in ownership by a person or group of 9.9% or more of the common stock. Upon any such occurrence, each Right will entitle its holder (other than such Acquiring Person or group of affiliated or associated persons and certain transferees) to receive upon exercise of a Right, for the exercise price of the Right, in lieu of preferred stock, shares of common stock of the Company having a market value equal to twice such exercise price. In addition, if the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, after a person or group becomes an Acquiring Person, each Right will entitle its holder to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the Purchase Price. The Acquiring Person (and affiliated and associated persons) will not be entitled to exercise or transfer the Rights under such circumstances. Until the Rights become exercisable, outstanding common stock certificates, together with a summary of the Rights, will evidence the Rights.

Prior to the time that any person becomes an Acquiring Person, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors. Following the time that a person becomes an Acquiring Person and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person) at an exchange ratio of one share of common stock per Right.

The distribution will be made to stockholders of record as of September 16, 2016. The Rights will expire on September 6, 2019, unless earlier redeemed by the Company. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share or the Company’s financial results, and is not taxable to stockholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 41 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 21 states and Puerto Rico: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); California (Irvine); Colorado (Denver); Connecticut (Stamford); Florida (Sarasota, Miami, Tampa); Georgia (Alpharetta); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Idaho (Boise) Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie, Minnetonka); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas(2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Tennessee (Franklin); Texas (Austin, Dallas, El Paso, Friendswood, Fort Worth, Houston, Plano, San Antonio, The Woodlands); Virginia (Arlington, Fairfax, Richmond). For more information, visit www.konagrill.com